Exhibit 99.1

CONTACT PERSON:

Nicole L'Huillier (802) 985-1362

FOR IMMEDIATE RELEASE

THE VERMONT TEDDY BEAR CO.®, INC. ANNOUNCES ACQUISITION

OF CALYX & COROLLA FLORAL DELIVERY BUSINESS

SHELBURNE, VT September 2, 2003.

The Vermont Teddy Bear Co., Inc. [NASDAQ: BEAR] announced today that it has purchased the net assets and the business of Calyx & Corollasm, a floral mail order and catalog business. In its fiscal year ended June 30, 2003, Calyx & Corolla generated approximately $16.8 million of net revenues and gross margin in excess of 50%. The purchase price consisted of a combination of cash and stock worth a total of $3.7 million along with the assumption of certain working capital liabilities.

Calyx & Corolla, founded in 1988, is a direct marketer of premium direct-from-the-grower flowers and plants. Orders are generated primarily from approximately six million catalogs mailed annually and from certain marketing affinity programs with major retailers and airline companies. Approximately 40% of all orders are taken online at their website calyxandcorolla.com. The unique, up-scale arrangements and containers offered in its catalog and Internet channels differentiate Calyx & Corolla from its competitors. The distribution model used by Calyx & Corolla is comparable to that used by The Vermont Teddy Bear Co.'s TastyGramsm business segment. Arrangements and plants are delivered via Federal Express directly from the grower to the recipient, adding "vase life" over traditional floral retailers and significantly reducing investment in inventory.

Until now, The Vermont Teddy Bear Co. has focused on popular alternatives to flowers, such as The Vermont Teddy Bear Bear-Gram as well as the PajamaGramsm and TastyGram products sold by Vermont Teddy Bear's sister companies. According to Elisabeth B. Robert, President and Chief Executive Officer of The Vermont Teddy Bear Co., "Calyx & Corolla shares our commitment to delivery of unique, top quality gifts. With the addition of exquisite Calyx & Corolla flowers to our product line, we can now offer a diversified selection of the finest delivered gifts appealing both to flower lovers and to those looking for an alternative to flowers."

The Company purchased Calyx & Corolla from Equity Resource Partners, LLC. The President of Equity Resource Partners, Andrew W. Williams, will serve on the board of directors of The Vermont Teddy Bear Co., Inc., and will serve as President of The

Vermont Teddy Bear Co.'s new Calyx & Corolla subsidiary. Mr. Williams stated, "We are very excited about the combination of our strong brand and customer loyalty with The Vermont Teddy Bear Co. By adding "the flower lovers' flower company"sm to their already developed portfolio of gift giving products, The Vermont Teddy Bear Co. continues its quest to become the premier gift delivery business in the world. Everyone here at Calyx & Corolla shares that vision." Mr. Williams has extensive experience in the floral industry, most recently with Calyx & Corolla. He previously served as Director and Chief Operating Officer of the order generation division of Gerald Stevens, Inc. when it was the largest specialty retailer and marketer of floral products in the country, with a network of import, wholesale, wire, retail, catalog, and Internet floral businesses. He also was the CEO of Florafax, Inc. a public company in the floral wire services business with approximately $40 million in revenues when it was sold to Gerald Stevens, Inc. in 1998.

Ms. Robert said, "The addition of Calyx & Corolla to our family of brands in the gift market is truly a transforming event for our Company and Mr. Williams brings us a wealth of valuable experience in the floral business. Not only do we add approximately 40% in revenues with opportunities for cost savings from consolidation, we are now positioned as a serious player in the gift delivery business with additional opportunities for synergistic growth."

The Vermont Teddy Bear Co. will operate Calyx & Corolla out of its headquarters in Shelburne, Vermont and a satellite office for Calyx & Corolla in Vero Beach, Florida, conveniently located near the floral growers and importers concentrated in the Miami area.

The Vermont Teddy Bear Co. financed the $1.2 million cash portion of the purchase price with a $1 million five-year term loan from Banknorth, NA. The loan will amortize in equal monthly amounts over the term and shall bear interest at a floating rate equal to LIBOR plus 220 basis points. The remaining $2.5 million of the purchase price was paid by the issuance to Equity Resource Partners, LLC of 250 shares of The Vermont Teddy Bear Co.'s Series D Convertible Redeemable Preferred Stock at a price of $10,000 per share. The Series D Preferred shares are convertible into the Company's common stock at a price of $3.53 per common share and have voting rights on an as converted basis.

The foregoing can be interpreted as including forward-looking statements under the Private Securities Litigation Reform Act of 1995. Actual future results may differ materially from what is suggested by the statements above.